Exhibit 23.02


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Take to Auction.com, Inc. on Form S-1 of our report dated August 26, 1999 (October 1, 1999 as to Note 5 and November 3, 1999 as to Note 7) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going conern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/  Deloitte & Touche
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Deloitte & Touche LLP
Miami, Florida

November 11, 1999